As filed with the Securities and Exchange Commission on November 9, 2021

Registration Nos. 33-70882

33-25165

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-3 REGISTRATION STATEMENT NO. 33-70882

FORM S-3 REGISTRATION STATEMENT NO. 33-25165

UNDER

THE SECURITIES ACT OF 1933

CORTLAND BANCORP

(Exact name of registrant as specified in its charter)

Ohio	34-1451118
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

194 West Main Street, Cortland, Ohio 44410 330-673-8040 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kevin J. Helmick

c/o Farmers National Banc Corp.

as successor by merger to Cortland Bancorp

20 South Broad Street, Canfield, Ohio 44406

(330) 533-3341

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

J. Bret Treier, Esq.
Vorys, Sater, Seymour and Pease LLP
106 South Main Street
Suite 1100
Akron, Ohio 44308
Phone: (330) 208-1015

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment deregisters those common shares that remain unsold hereunder as of the effective date hereof.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to the following Registration Statements on Form S-3 (the “Registration Statements”) is being filed by Cortland Bancorp (the “Company”) to terminate all offerings under the Registration Statements and to deregister any and all shares of the Company’s common stock, no par value (the “Shares”), registered but unsold or otherwise unissued as of the date hereof thereunder (the Share numbers listed below do not take into account any applicable corporate actions, such as stock splits, that may have been taken in the interim):

1.

Registration Statement on Form S-3, File No. 33-70882, filed with the Securities and Exchange Commission on October 28, 1993 registering 200,000 Shares issuable pursuant to the Cortland Bancorp. Dividend Reinvestment Plan.

2.

Registration Statement on Form S-3, File No. 33-25165, filed with the Securities and Exchange Commission on October 25, 1988, registering 75,000 Shares issuable pursuant to the Dividend Reinvestment Plan for Cortland Bancorp.

On November 1, 2021, pursuant to the Agreement and Plan of Merger, dated as of June 22, 2021, as amended October 12, 2021 (the “Merger Agreement”), by and among Farmers National Banc Corp., an Ohio corporation (“Farmers”), FMNB Merger Subsidiary IV, LLC, an Ohio limited liability company and wholly-owned subsidiary of Farmers (“Merger Sub”) and the Company, the Company merged with and into Merger Sub (the “Merger”), with Merger sub surviving the Merger.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statements. Accordingly, pursuant to the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offerings, this Post-Effective Amendment No. 1 hereby removes from registration all of such securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Canfield, State of Ohio, on November 9, 2021.

Farmers National Banc Corp.
(as successor by merger to Cortland Bancorp)

By:	/s/ Kevin J. Helmick
Kevin J. Helmick
President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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